Exhibit 10.18(c)

Addendum 3 to Agreement for the availability of apace for the storage of goods and offices for the management of this dated May 20, 2008

The undersigned:

Prologis Belgium Ill BVBA, registered with the RPR under number 0472.435.629, with its offices in Park Hill, Building A, 3rd Floor, Jan Emile Mommaertslaan 18, B-1831 Diegem and hereby represented by A.C. TOL, hereafter referred to as ‘Prologis’

and

Skechers EDC sprl, with its registered office in 4041 Milmort, Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR 0478.543.758, hereby represented by Mr. David Weinberg.

hereafter referred to as ‘Skechers EDC’ or as ‘Customer’

together referred to as the "Parties".

Whereas:

(A)

On May 20, 2008 Prologis and Skechers signed an "Agreement for the availability of space for the storage of goods and offices for the management of this" concerning the following real estate: Prologis Park Liege Distribution Center II with a total surface area of approximately 22,945 m2 and approximately 118 car parking space located in the Industrial Park Hauts Sarts, Milmort, Liege, Avenue Pare Industrial (hereafter referred to as 'the Availability Agreement DCII ');

(B)

On March 10, 2009, an "Addendum 1" was signed to confirm an ear1ier commencement date per March 11, 2009 and to adjust the annual price to be paid by Skechers to Prologis under the Availability Agreement DC II.

(C)

On December 22, 2009, an "Amendment 2" was signed to record the items that were added to the premises in addition to the specification of the Availability Agreement DC II and to indicate which of the parties is owner of the relevant items and who is responsible for the maintenance and replacement thereof.

(D)

Early 2013, as the current 5 year lease period (expiring on March 31, 2014) was approaching its expiry date, Prologis and Skechers started negotiations on the possible early termination of the Availability Agreement DC II by Skechers and on possible amendments to the provisions of the Availability Agreement DC II dealing with price and price indexation.

(E)

The abovementioned negotiations have resulted in an agreement whereby (i) Skechers has agreed not to terminate the Availability Agreement DC II by March 31, 2014; whereby (ii) Skechers and Prologis have agreed to extend the Availability Agreement DC II (on the terms and conditions set out below) with a period of at least ten (10) years; and whereby (iii) Skechers and Prologis have agreed to amend the price and price indexation mechanism, as further set out below.

(F)

Skechers and Prologis also entered into an Availability Agreement for the adjoining premises "Prologis Park Liege Distribution Center I with a total surface area of approximately 22,458 m2 and approximately 100 car parking space located in the Industrial Park Hauts-Sarts, Milmort, Liege, Avenue Parc Industriel" (hereinafter : "the Availability Agreement DC I"). The Availability Agreement DC I is extended and amended under the same conditions as recorded in this Addendum and these Agreements are indissolubly connected to each other.

1	Commencement and Duration of the Agreement

Article 5 of the Availability Agreement DC II and Article 2 of Addendum 1 are replaced as follows:

After the lease period which will end on March 31, 2014, the Availability Agreement DC II will be extended for a period of ten (10) years until March 31, 2024 (hereinafter : "the Extended Period")..

If either party does not terminate the Availability Agreement DC II by registered mail not later than (12) months prior to the end of the Extended Period, this Availability Agreement DC II will be extended with an additional period of five (5) years. Unless a party terminates the Availability Agreement DC II by registered mail not later than (12) months prior to the end of that five (5) year period, the Availability Agreement DC II will each time be extended with consecutive periods of five (5) years.

Notice needs to be given by bailiff's writ or by registered letter. Notices hereunder shall be deemed given and effective

(i)	if delivered by a bailiff, upon delivery, or
(ii)	if sent by certified or registered mail, within five (5) days of deposit in the post office.

Skechers has a one-time option to terminate the Availability Agreement DC II at the fifth (5th) anniversary of the Extended Period (i.e., on March 31, 2019), subject to a notice period of 12 months in advance..

Termination of the Availability Agreement DC II can only take place in combination with termination of the Availability Agreement DC I.

If Skechers terminates both Availability Agreements DC II and DC I, a lump sum compensation payment (for the termination of both Availability Agreements DC II and DC I combined) in the amount of € 200,000 (two hundred thousand Euro) excluding VAT will be due by Skechers to Prologis (and whereby, unless otherwise instructed by Prologis, 50% of this amount shall be paid to Prologis Belgium III BVBA and the remaining 50% to Prologis Belgium II BVBA).

2	Price and Deposit

Article 3 of Availability Agreement DC II and Article 1, paragraphs 1 and 2 of Addendum 1 are replaced as follows :

As from April 1. 2014, the annual price will be € 1,017,485 (one million seventeen thousand four hundred and eighty-five Euro zero Eurocent) +VAT: € 213,671.85 (two hundred thirteen thousand six hundred seventy-one Euro and eighty-five Eurocent), hereafter referred to as the 'Price', payable per quarter and in advance in four (4) equal parts of € 254,371.25 (two hundred fifty-four thousand three hundred seventy-one Euro and twenty-five Eurocent + VAT: € 53,417.96 (fifty-three thousand four hundred seventeen Euro and ninety-six Eurocent) to be made by direct bank transfer to the bank account of Prologis.

The Price excluding VAT is broken down into:

Warehouse:	€ 45.00 (forty-five Euro zero Eurocent). + VAT per sqm per annum
Office:	€ 85.00 (eighty-five Euro zero Eurocent) + VAT per sqm per annum
Mezzanine storage:	€ 23.00 (twenty-three Euro zero Eurocent) + VAT per sqm per annum

The new Price will be applicable as from April 1, 2014. The first payment will be related to the period from April 1, 2014 up and including 30 June 2014.

All other paragraphs of Article 1 of Addendum 1 will remain in force.

3	Price lndexation

The second and third paragraph of article 4 of the Availability Agreement DC II will be replaced as follows:

The Price will be annually indexed according to the following formula:

New Price =	Price x new index
Basic index

Indexation will take place for the first time at the expiry of the first year of the Extended Period i.e. April 1, 2015. The basic index is that of the month prior to the commencement date of the Extended Period, i.e. the month March 2014, and the new Index is that of the month prior to the anniversary of the Extended Period.

All other paragraphs of this article 4 of the Availability Agreement DC II will remain in force.

Availability Agreement

Save as hereby amended, the Availability Agreement DC II shall continue in full force and effect until the Premises have been returned in accordance with the provisions of the Availability Agreement DC II.

Agreed and signed in two copies:

ProLogis Belgium II BVBA,	Skechers EDC sprl,

Place:	Place:
Date:	Date:

/s/ A. C. TOL	/s/ David Weinberg

Mr. A. C. TOL	Mr. David Weinberg

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